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                                                                   EXHIBIT 10.31
                                                                    [UNOVA LOGO]

                                   UNOVA, INC.

                            EXECUTIVE SEVERANCE PLAN

                         (AS AMENDED NOVEMBER 18, 1999)


The Board of Directors of UNOVA, Inc. (the "Company") recognizes that, as is the case with many publicly held companies, there exists the possibility of a Change of Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its Subsidiaries to the detriment of the Company and its shareholders.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from its executives and other key employees regarding the best interests of the Company and its shareholders without concern that such employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.

In addition, the Board believes that it is consistent with the Company's employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its employees whose employment terminates in connection with or following a Change of Control.

Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment, attention and dedication to duty of its executives and other key employees and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change of Control.

Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.


ARTICLE I.  ESTABLISHMENT OF PLAN

As of the Effective Date, the Company hereby establishes a severance compensation plan known as the UNOVA, Inc. Executive Severance Plan as set forth in this document.


ARTICLE II.  DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise:

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        (a) Annual Bonus. The annual cash bonus that a Participant may earn pursuant to the terms of any short-term incentive compensation plan or arrangement, whether or not set forth in a written document, of UNOVA, Inc., or by any of its Subsidiaries pursuant to which annual cash bonuses or cash incentive awards may be made, as such plans or arrangements may be in effect from time to time.

        (b) Annual Bonus Award. The highest amount a Participant received or was awarded as an Annual Bonus in any of the three 12-month periods (including service with Western Atlas) prior to a termination of employment entitling the Participant to a Separation Benefit.

        (c) Annual Compensation. The sum of a Participant's Annual Salary and Annual Bonus.

        (d) Annual Salary. The Participant's regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or deferred pursuant to a written plan or agreement with the Company, but excluding special allowances, premium pay, compensation paid or payable under any Company long-term or short-term incentive plan or any similar payment.

        (e) Board. The Board of Directors of UNOVA, Inc.

        (f) Cause. With respect to any Participant: (i) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant's duties, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or an executive officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

        (g) Change of Control. The occurrence of any of the following events:

            (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock"); excluding, however, the following acquisitions of Outstanding Company Common Stock or (y) the combined voting power of the then outstanding voting securities of the

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Company entitled to vote generally in the election of directors (the
"Outstanding Company Voting Securities"); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting
Securities: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

            (ii) Individuals who, as of the effective date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to such effective date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

            (iii) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining of such consent (either explicitly or implicitly, by consummation); excluding, however, such a Business Combination pursuant to which
(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 60 percent of, respectively, the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will have been members of the

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Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

        (h) Code. The Internal Revenue Code of 1986, as amended from time to time.

        (i) Committee. The Compensation Committee of the Board.

        (j) Company. UNOVA, Inc. and any successor thereto.

        (k) Date of the Change of Control. The date on which a Change of Control occurs.

        (l) Date of Termination. The date on which a Participant ceases to be an Employee.

        (m) Disability. A termination of a Participant's employment for Disability shall have occurred if the termination occurs because illness or injury has prevented the Participant from performing his or her duties (as they existed immediately prior to the illness or injury) on a full time basis for 180 consecutive days.

        (n) Effective Date. The date specified in the resolutions of the Board adopting this Plan.

        (o) Employee. Any full-time, regular-benefit, non-bargaining employee of an Employer.

        (p) Employer. The Company or a Subsidiary which has adopted the Plan pursuant to Article V hereof.

        (q) ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

        (r) Good Reason. With respect to any Participant, (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the Change of Control, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (ii) any material reduction in the Participant's Annual Salary, opportunity to earn Annual Bonuses, or other compensation or employee benefits, other than as a result of an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (iii) the Company's requiring the Participant to relocate his or her principal place of employment to a location which is more than 35 miles from his or her previous principal place of employment ; (iv) any purported termination of the Plan otherwise than as expressly permitted by the Plan; or (v)

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any failure by the Company to comply with and satisfy Article IV of the Plan.
For purposes of the Plan, any good faith determination of "Good Reason" made by the Participant shall be conclusive.

        (s) Multiple. With respect to any Participant, the number set forth opposite the Participant's name under the heading "Benefit Level" on Schedule 1 hereto.

        (t) Participant. An Employee designated as such pursuant to Section 3.1.

        (u) Plan. The UNOVA, Inc. Executive Severance Plan.

        (v) Retirement. A termination by Retirement shall have occurred where a Participant's termination is due to his or her late, normal or early retirement under a pension plan sponsored by the Company or any of its affiliates, as defined in such plan.

        (w) Separation Benefits. The benefits described in Section 4.2 that are provided to qualifying Participants under the Plan.

        (x) Separation Period. The period beginning on a Participant's Date of Termination and ending upon the termination of a number of years equal to the Multiple for such Participant.

        (y) Subsidiary. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

        (z) Target Annual Bonus. The Maximum Potential Award that the Participant would have received for the year in which his or her Date of Termination occurs, if the performance goals applicable to such Participant under any UNOVA, Inc. incentive compensation plan (or any successor plan) had been achieved to the extent necessary to enable the Participant to receive 100% of his or her Maximum Potential Award for that year.

        (aa) Western Atlas Inc. Means Western Atlas Inc., a Delaware corporation which was the parent corporation of UNOVA, Inc., prior to the spin-off of UNOVA, Inc. in accordance with Section 355 of the Internal Revenue Code.


ARTICLE III.  ELIGIBILITY

        3.1 Participation. Each of the individuals named on Schedule 1 hereto shall be a Participant in the Plan. Prior to a Change of Control, Schedule 1 may be amended from time to time by the Board or the Compensation Committee of the Board to add or delete individuals as Participants in this Plan.

        3.2 Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when prior to a Change of Control the Board removes a Participant from participation in this Plan, or when he or she ceases to be an Employee of any Employer, unless, at the time he or she ceases to be an Employee, such Participant is entitled to

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payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate his or her employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.


ARTICLE IV.  SEPARATION BENEFITS

        4.1 Terminations of Employment Which Give Rise to Separation Benefits Under This Plan. A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if, at any time before the number of years (and months, if any) equal to the Multiple has elapsed following the Date of the Change of Control, the Participant's Employment is terminated (i) by the Company for any reason other than Cause, death, Disability or Retirement or (ii) by the Participant within 90 days after the occurrence of Good Reason.

        4.2 Separation Benefits.

            (a) If a Participant's employment is terminated in circumstances entitling him or her to a Separation Benefit as provided in Section 4.1, the Participant's Employer shall pay such Participant, within ten days of the Date of Termination, a cash lump sum as set forth in subsection (b) below and the continued benefits set forth in subsection (c) below. For purposes of determining the benefits set forth in subsections (b) and (c), if the termination of the Participant's employment is for Good Reason based upon a reduction of the Participant's Annual Salary, opportunity to earn Annual Bonuses, or other compensation or employee benefits, such reduction shall be ignored.

            (b) The cash lump sum referred to in Section 4.2(a) is the aggregate of the following amounts:

                (i) the sum of (1) the Participant's Annual Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Target Annual Bonus and (y) a fraction, the numerator of which is the number of days in the such year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Participant (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

                (ii) an amount equal to the product of (1) the Participant's Multiple times (2) the sum of (x) the Participant's Annual Salary and (y) the higher of the Participant's Target Annual Bonus or Annual Bonus Award; and

                (iii) any unpaid installments of any Annual Bonus previously awarded to the Participant.

            (c) The continued benefits referred to above are as follows:

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                (i) during the Separation Period, the Participant and his or her family shall be provided with medical, dental and life insurance benefits as if the Participant's employment had not been terminated; provided, however, that if the Participant becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental and life insurance benefits under the Company's plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired on the last day of such period; and

                (ii) the Company shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Participant in his or her sole discretion (but at a cost to the Company of not more than $30,000) or, at the Participant's option, the use of office space, office supplies and equipment and secretarial services for a period not to exceed one year.

To the extent any benefits described in this Section 4.2(c) cannot be provided pursuant to the appropriate plan or program maintained for Employees, the Employer shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant.

        4.3 Other Benefits Payable. The cash lump sum and continuing benefits described in Section 4.2 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, but excluding any severance pay or pay in lieu of notice required to be paid to such Participant under applicable law or under any other severance plan or policy of the Company or any Subsidiary. Without limiting the generality of the foregoing, nothing in the Plan shall be deemed to override or deprive any Participant of the full benefit of any provision in any stock incentive plan, supplemental retirement plan, or other benefit plan which provides for acceleration of benefits upon a change of control of the Company, whether or not the term "Change of Control" has a definition identical to that set forth in Article II of this Plan.

        4.4 Certain Reduction of Payments by the Company.

            (a) For purposes of this Section 4.4, (i) a Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) Separation Payment shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section); (iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), determined by applying the highest marginal rate under
Section 1 of the Code and any applicable state income tax law which is expected to apply to the Participant's taxable income for the year(s) when the Payments are received; (iv)

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"Present Value" shall mean such value determined in accordance with Section
280G(d) (4) of the Code; and (v) "Reduced Amount" shall mean the greatest aggregate amount of Separation Payments which (a) is less than the sum of all Separation Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the Participant were paid the sum of all Separation Payments.

            (b) Anything in this Plan to the contrary notwithstanding, in the event Deloitte & Touche LLP or such other certified public accounting firm designated by the Participant (the "Accounting Firm") shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Separation Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Separation Payments shall be reduced to such Reduced Amount. All fees payable to the Accounting Firm shall be paid solely by the Company.

            (c) If Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Separation Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Participant within such ten-day period, the Company may elect which of such Separation Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Separation Payments as become due to the Participant under this Plan.

            (d) While it is the intention of the Company to reduce the amounts payable or distributable to the Participants hereunder only if the aggregate Net After Tax Receipts to a Participant would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of a Participant shall be treated for all

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purposes as a loan to the Participant which the Participant shall repay to the
Company together with interest at the applicable federal rate provided for in
Section 7872(f) (2) of the Code; provided however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and
Section 4999 of the Code or generate a refund of such taxes. In the event that Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f) (2) of the Code.

        4.5 Payment Obligations Absolute. Subject to Section 4.4, the obligations of the Company and the Employers to pay the Separation Benefits described in Section 4.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as specifically provided in Section 4.2(c) (i).


ARTICLE V. PARTICIPATING EMPLOYERS

This Plan may be adopted by any Subsidiary of the Company. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary who are Participants pursuant to Section 3.1.


ARTICLE VI. SUCCESSOR TO THE COMPANY

        This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

        In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.


ARTICLE VII. DURATION, AMENDMENT, AND TERMINATION

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        7.1 Duration. If a Change of Control has not occurred, this Plan shall remain in effect until terminated as provided in Sections 7.2 and 7.3. If a Change of Control occurs while this Plan is in effect, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Sections 4.2 and 4.3 have been made.

        7.2 Amendment or Termination. The Board may amend or terminate this Plan at any time; provided, that this Plan may not be terminated or amended in any manner that could adversely affect the rights of any Participant (i) after a Change of Control has occurred, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (iii) otherwise in connection with or in anticipation of a Change of Control.

        7.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company's Certificate of Incorporation and by-laws and applicable law, and shall be evidenced by a written instrument signed by a duly authorized officer of the Company, certifying that the Board has taken such action.


ARTICLE VIII.  MISCELLANEOUS

        8.1 Indemnification. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Company or the Employer will pay for all actual legal fees and expenses incurred (as incurred) by such Participant, if such Participant prevails in such legal action, regardless of whether such action is between the Company or the Employer and the Participant or between either of them and any third party.

        8.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation for the Participant to remain an Employee or change the status of the Participant's employment or the policies of the Company and its affiliates regarding termination of employment.

        8.3 Named Fiduciary, Administration. UNOVA, Inc. is the named fiduciary of the Plan, with full authority to control and manage the operation and administration of the Plan, acting through the Compensation Committee of its Board.

        8.4 Claim Procedure. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Human Resources Department of the Company and must be received within 30 days after the Date of Termination. If the Company determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be

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sent within 90 days of the claim unless the Company determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information as necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Company shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Company determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Company fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.

        8.5 Unfunded Plan Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

        8.6 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        8.7 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of California, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

                                      * * *


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CS/E/UNOVA Executive Severance Plan.doc
Corp Secy's Office
(Rev.  2/29/00)


                                      -12-
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                                   SCHEDULE 1


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        NAME OF PARTICIPANT                  BENEFIT LEVEL (MULTIPLE)
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             <<NAME>>                              <<MULTIPle>>




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CS/E/UNOVA Exec Severance Plan
Corp Secy's Office
(Rev.  2/29/00)